Exhibit 99.1
[FHLBank Atlanta logo]

News Release
April 28, 2016

FOR IMMEDIATE RELEASE
CONTACT: Meredith Moses
Federal Home Loan Bank of Atlanta
mmoses@fhlbatl.com
(404) 888.8145

Federal Home Loan Bank of Atlanta Announces First Quarter 2016 Operating Highlights

ATLANTA, April 28, 2016 - Federal Home Loan Bank of Atlanta (the Bank) today released unaudited financial highlights for the quarter ended March 31, 2016. All numbers reported below for the first quarter of 2016 are approximate until the Bank announces unaudited financial results in its Form 10-Q filing with the Securities and Exchange Commission, which is expected to be filed on or about May 9, 2016.

The Bank reported net income of $50 million for the first quarter of 2016, a decrease of $32 million from net income of $82 million for the first quarter of 2015. The decrease in net income is primarily attributed to decreases in gains on derivatives and hedging activities resulting from lower long-term interest rates and decreased amortization of restructured hedges. As of March 31, 2016, the Bank had total assets of $132.4 billion, a decrease of $9.9 billion, or 6.94 percent, from December 31, 2015. The Bank's advances were $92.5 billion as of March 31, 2016, a decrease of $11.6 billion, or 11.2 percent, from December 31, 2015.

The Bank's retained earnings balance was $1.8 billion as of March 31, 2016, a decrease of $2 million, or 0.12 percent, from December 31, 2015. Capital stock was $4.6 billion as of March 31, 2016, decreasing by $472 million, or 9.25 percent, from December 31, 2015.

The Bank's first quarter 2016 performance resulted in an annualized return on equity (ROE) of 3.02 percent as compared to 5.00 percent for the first quarter of 2015. The ROE spread to average three-month LIBOR decreased to 240 basis points for the first quarter of 2016, as compared to 474 basis points for the first quarter of 2015. The Bank continues to meet its regulatory capital requirements.

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Federal Home Loan Bank of Atlanta
Financial Highlights
(Unaudited)
(Dollars in millions)

Statements of Condition	As of March 31, 2016	As of December 31, 2015
Investments	$37,620	$35,175
Advances	92,536	104,168
Mortgage loans held for portfolio, net	553	584
Total assets	132,376	142,246
Consolidated obligations, net	123,996	133,387
Total capital stock	4,629	5,101
Retained earnings	1,838	1,840
Accumulated other comprehensive income	66	75
Total capital	6,533	7,016
Capital-to-assets ratio (GAAP)	4.93%	4.93%
Capital-to-assets ratio (Regulatory)	4.89%	4.89%

	Three Months Ended March 31,
Operating Results and Performance Ratios	2016	2015
Net interest income	$93	$104
Reversal of provision for credit losses	—	(1)
Net impairment losses recognized in earnings	—	(1)
Standby letters of credit fees	8	7
Other (loss) income	(11)	14
Total noninterest expense	34	34
Affordable Housing Program assessments	6	9
Net income	50	82
Return on average assets	0.15%	0.25%
Return on average equity	3.02%	5.00%

Additional financial information concerning the Bank's results of operations for the most recently completed quarter will be available in the Bank's Form 10-Q that the Bank expects to file on or about May 9, 2016 with the Securities and Exchange Commission and will be available at www.fhlbatl.com or www.sec.gov.

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About the Federal Home Loan Bank of Atlanta
FHLBank Atlanta offers competitively-priced financing, community development grants, and other banking services to help member financial institutions make affordable home mortgages and provide economic development credit to neighborhoods and communities. The Bank's members—its shareholders and customers—are commercial banks, credit unions, savings institutions, community development financial institutions, and insurance companies headquartered in Alabama, Florida, Georgia, Maryland, North Carolina, South Carolina, Virginia, and the District of Columbia. FHLBank Atlanta is one of 11 district banks in the Federal Home Loan Bank System. Since 1990, the FHLBanks have awarded approximately $4.8 billion in Affordable Housing Program funds, assisting more than 758,000 households.

For more information, visit our website at www.fhlbatl.com.

Some of the statements made in this announcement are “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, which include statements with respect to the Bank's beliefs, plans, objectives, goals, expectations, anticipations, assumptions, estimates, intentions, and future performance, and involve known and unknown risks, uncertainties, and other factors, many of which may be beyond the Bank's control, and which may cause the Bank's actual results, performance, or achievements to be materially different from the future results, performance, or achievements expressed or implied by the forward-looking statements.

The forward-looking statements may not be realized due to a variety of factors, including without limitation any one or more of the following factors: legislative, regulatory and accounting actions, changes, approvals or requirements; future economic and market conditions (including the housing market); changes in demand for advances or consolidated obligations of the Bank and/or the FHLBank System; changes in interest rates; changes in prepayment speeds, default rates, delinquencies, and losses on mortgage-backed securities; political, national, and world events; disruptions in information systems; and adverse developments or events affecting or involving other Federal Home Loan Banks or the FHLBank System in general. Additional factors that might cause the Bank's results to differ from these forward-looking statements are provided in detail in our filings with the Securities and Exchange Commission, which are available at www.sec.gov.

New factors may emerge, and it is not possible for us to predict the nature, or assess the potential impact, of each new factor on our business and financial condition. Given these uncertainties, we caution you not to place undue reliance on forward-looking statements. These statements speak only as of the date that they are made, and the Bank has no obligation and does not undertake to publicly update, revise, or correct any of the forward-looking statements after the date of this announcement, or after the respective dates on which such statements otherwise are made, whether as a result of new information, future events, or otherwise, except as may be required by law.

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